CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated July 5, 2018, relating to the financial statements of Data Vision, Inc., which appears in the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement

/s/Paritz & Company, PA

Hackensack, New Jersey

July 5, 2018